Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-123438

                 Prospectus Supplement No. 1 dated June 3, 2005
                        (To Prospectus dated May 6, 2005)


XOMA

$60,000,000 Principal Amount of
6.50% Convertible Senior Notes due 2012
and 35,008,536 Common Shares of XOMA Ltd.
Issuable on Conversion of the Notes


       This document supplements the prospectus dated May 6, 2005, as amended and supplemented from time to time, relating to the resale by the holders of convertible senior notes due February 1, 2012 and the common shares issuable upon conversion of the notes. The information set forth in this prospectus supplement reflects updates to information previously provided in the prospectus dated May 6, 2005 and does not reflect any issuance of new securities by XOMA Ltd.

      This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus dated May 6, 2005, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

       The notes were originally issued by us to J.P. Morgan Securities Inc., Adams Harkness, Inc., Deutsche Bank Securities, Inc., First Albany Capital Inc. and Jefferies & Company, Inc. in a transaction exempt from the registration requirements of the Securities Act of 1933 and were immediately resold by the initial purchasers in reliance on Rule 144A to persons who represented to the initial purchasers that they were qualified institutional buyers. Each institution that purchased the notes from the initial purchasers and who has provided us with a questionnaire setting forth the information specified below, and that selling security holder's transferees, pledgees, donees and successors (collectively, the "selling security holders"), may from time to time offer and sell pursuant to the prospectus (as supplemented by this prospectus supplement) any or all of the notes held by that selling security holder and common shares into which the notes are convertible.

       The following table sets forth information as of May 26, 2005 with respect to the selling security holders and the principal amounts of notes beneficially owned by each selling security holder that may be offered under the prospectus (as supplemented by this prospectus supplement). This information is based on information provided by or on behalf of the selling security holders pursuant to the questionnaires referred to above. No holder of the notes may sell the notes or common shares without furnishing to us a questionnaire setting forth the information specified below.

       The selling security holders may offer all, some or none of the notes or common shares into which the notes are convertible. In addition, the selling security holders may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

       Information concerning the selling security holders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of common shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

       The table of selling security holders contained on pages 48-49 of the prospectus dated May 6, 2005 is hereby amended and replaced by the table set forth below.



                                                                                                        Common
                          Principal                   Common                                Notes       Shares
                          Amount                      Shares                                Owned        Owned
                          of Notes                  Beneficially            Percentage      After        After
                          Beneficially Percentage      Owned     Conversion  of Common   Completion   Completion
                          Owned and     of Notes     Prior to     Shares      Shares         of           of         Material
Name                      Offered      Outstanding   Offering     Offered   Outstanding   Offering     Offering    Relationship
----                      -------      -----------   --------     -------   -----------   --------     --------    ------------
                                                        (1)         (2)         (3)          (4)          (4)         (5)
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------

------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
AHFP Context              $175,000          *            --        93,358         *            --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Alscott Investments       $500,000          *            --        266,738        *            --            --          None
L.L.C.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Amaranth LLC              $4,500,000      7.5%           --       2,400,640     2.7%           --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Caduceus Capital Master   $3,800,000      6.3%           --       2,027,207     2.3%           --            --          None
Fund Limited
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Caduceus Capital II,      $1,810,000      3.0%           --        965,591      1.1%           --            --          None
L.P.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Context Convertible       $650,000        1.1%           --        346,759        *            --            --          None
Arbitrage Fund, LP
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Context Convertible       $2,200,000      3.7%           --       1,013,603     1.2%           --            --          None
Arbitrage Offshore, Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
CNH CA Master Account,    $1,500,000      2.5%           --        800,213        *            --            --          None
L.P.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Drake Global              $1,000,000      1.7%           --        533,476        *            --            --          None
Opportunities (Master)
Fund Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
EagleRock Master Fund,    $1,350,000      2.3%           --        720,193        *            --            --          None
LP
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Finsbury Worldwide        $5,550,000      9.3%           --       2,960,790     3.3%           --            --          None
Pharmaceutical Trust
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Grace Brothers, Ltd.      $750,000        1.3%           --        400,106        *            --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Grace Convertible         $950,000        1.6%           --        506,801        *            --            --          None
Arbitrage Fund, Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Highbridge                $5,000,000      8.3%           --       2,667,380     3.0%           --            --          None
International LLC
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
HFR SHC Aggressive        $540,000          *            --        28,808         *            --            --          None
Master Trust
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
JMG Capital Partners, LP  $500,000          *            --        266,738        *            --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
JMG Triton Offshore       $500,000          *            --        266,738        *            --            --          None
Fund, Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
JP Morgan Securities      $650,000        1.1%           --        346,759        *            --            --          None
Inc.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Kamunting Street Master   $2,000,000      3.3%           --       1,066,951     1.2%           --            --          None
Fund, Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Lyxor/Context Fund Ltd.   $350,000          *            --        186,716        *            --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
McMahan Securities Co.,   $250,000          *            --        133,368        *            --            --          None
L.P.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Nader Tavakols            $150,000          *            --        80,021         *            --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
National Bank of Canada   $640,000        1.1%           --        341,424        *            --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
National Bank of Canada   $795,000        1.3%           --        424,113        *            --            --
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Pond Point Master Fund,   $100,000          *            --        53,348         *            --            --          None
Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
PW Eucalyptus Fund Ltd.   $330,000          *            --        176,047        *            --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Radcliffe SPC Ltd. for    $3,250,000      5.4%           --       1,733,796     2.0%           --            --          None
and on behalf of the
Class A Convertible
Crossover Segregated
Portfolio
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Tenor Opportunity         $1,755,000      2.9%           --        936,250      1.1%           --            --          None
Master Fund Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
TQA Special Master        $500,000          *            --        266,738        *            --            --          None
Opportunities Fund Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Tribeca Global            $1,500,000      2.5%           --        800,213        *            --            --          None
Convertible Investments
Ltd.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
UBS Eucalyptus Fund, LLC  $2,970,000      5.0%           --       1,584,423     1.8%           --            --          None
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Whitebox Diversified      $500,000          *            --        266,738        *            --            --          None
Convertible Arbitrage
Partner L.P.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Whitebox Convertible      $2,500,000      4.2%           --       1,333,689     1.5%           --            --          None
Arbitrage Partners, LP
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
Windmill Master Fund,     $1,000,000      1.7%           --        533,476        *            --            --          None
L.P.
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------

                                      -2-


------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------
OTHER                     $9,385,000      15.6%          --       5,006,669     5.5%           --            --          --
------------------------- ------------ ------------ ------------ ---------- ------------ ------------ ------------ -----------


_______________

*         Less than 1%

(1)     Does not include common shares issuable upon conversion of the notes.

(2) Represents common shares issuable upon conversion of the notes that are beneficially owned and offered by the selling security holder, assuming a conversion ratio of 533.4756 common shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The number of common shares issuable upon conversion is subject to adjustment as described under "Description of the Notes--Conversion rights."

(3) Percentage ownership is based on 86,252,640 common shares outstanding as of May 26, 2005 plus the common shares into which the notes of such securityholder may be converted.

(4) Assumes that all of the notes and/or all of the common shares into which the notes are convertible are sold.

(5) Includes any position, office or other material relationship which the selling security holder has had within the past three years with XOMA Ltd. or any of its predecessors or affiliates.


        Investing in the notes involves risks some of which are described in the "Risk Factors" section beginning on page 9 of the prospectus.


                                  End of Filing







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